Exhibit 10.14
PERFORMANCE UNIT AWARD AGREEMENT
     THIS AGREEMENT is made as of [DATE] between Jack in the Box Inc., a Delaware corporation (the “Company”), and «Name» (“Awardee”).
RECITALS
     The Compensation Committee (the “Committee”) of the Board of Directors of the Company, which administers the Company’s 2004 Stock Incentive Plan (the “Plan”) has granted to the Awardee as of the date of this Agreement, Performance Units (the “Units”), on the terms and conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.	PERFORMANCE UNIT AWARD. The Committee hereby grants to the Awardee up to «Amount_in_Words» («___Performance Units»), (the “Award”), subject to the achievement of performance goals and the terms and conditions set forth herein.

2.	VESTING. This Award shall become vested upon the achievement of long-term Qdoba Restaurant Corporation Performance Goals established for the Performance Period, Fiscal Year (‹year›) through Fiscal Year_(‹year›) described in Appendix I to this Award (the achievement of which shall be determined by the Committee after the end of the Performance Period). No portion of this Award shall become vested prior to that time except as provided in Section 5(b) or Section 8 of this Agreement. The Awardee must be employed by the Company or a Subsidiary Corporation continuously from the date of this Award through the last day of Fiscal Year (‹year›) to receive payment of the Award due to satisfaction of Performance Goals.

3.	DISTRIBUTION. An Award that has become vested in accordance with Section 2 of this Agreement due to achievement of Performance Goals will be distributed to the Awardee, in a single cash distribution equal to one dollar ($1) per vested Unit, within 60 days after vesting. The Awardee may elect to defer the cash award under the Company’s non-qualified deferred compensation plan (“EDCP”) that allows for earnings on deferrals to be measured as if the deferrals were invested in multiple funds in an array of asset classes and a single fund (“Q-Value Fund”) whose value is tied to the EBIT performance of Qdoba Restaurant Corporation, as described below; provided, however, that any such election to defer must be made no later than the latest time permitted under Code Section 409A.
a.	Q-Value Fund: In the event the Awardee elects to defer all or any portion of the Award into the EDCP, up to 50% of the Award may be allocated to the Q-Value Fund. The Q-Value Fund permits the deemed investment of up to 5 years of Performance Unit deferrals, commencing in November 2008 and ending November 2012. The Q-Value Fund will be closed at the end of Fiscal Year 2013, and at such time the value of the Fund will be determined based on Qdoba’s Earnings Before Interest & Taxes (“EBIT”). A potential gain on the deferrals is determined by applying a certain percentage (“share ratio”), described in Appendix I to this Award, to the percent change in Qdoba’s Earnings Before Interest & Taxes (“EBIT”) measured from the end of Fiscal Year 2008 to the end of Fiscal Year 2013 (subject to section 3(b)), and multiplied by the total monies deemed to be invested in the Q-Value Fund. Monies deemed to be invested in the Q-Value Fund must remain as deemed investments in the Q-Value Fund until the Fund is closed at the end of Fiscal Year 2013. At such time, the Awardee will be required to change the deemed investment of all deferrals and any potential gain (“All Monies”) in the Q-Value Fund into other funds in the EDCP. If termination or retirement occurs prior to the end of

Fiscal Year 2013, all Monies deemed invested in the Q-Value Fund will be distributed in accordance with the Awardee’s distribution election on file in the EDCP for the year in which the termination is effective. If the Awardee’s distribution election provides for a lump sum, at the time of the Awardee’s termination or retirement, the distribution will be made in accordance with the terms and provisions of the EDCP. If the Awardee’s distribution election provides for distribution over a period of time, at the time of the Awardee’s termination or retirement, Awardee will be required to change the deemed investment of All Monies remaining in the Q-Value Fund into other funds in the EDCP. If Awardee has not made the required re-allocation from the Q-Value Fund into other funds in EDCP on or before fifteen (15) days after termination or retirement then All Monies deemed invested in the Q-Value Fund will be re-allocated in accordance with the terms and provisions of the EDCP regarding re-allocation of monies in closed investment options and the procedures specified by the Administrative Committee.

b.	Termination or Retirement Prior to the End of Fiscal Year 2013: In the event the Awardee terminates employment or retires prior to the end of Fiscal Year 2013, the percent change in Qdoba’s EBIT will measured from the end of Fiscal Year 2008 to the end of the fiscal year preceding the date of termination or retirement.
4.	AWARD AS COMPENSATION. No amount attributable to this Award shall be considered as compensation for the purposes of any other Company sponsored plans.

5.	TERMINATION OF EMPLOYMENT.

(a) Involuntary Termination or Voluntary Termination. If the Awardee ceases to be employed by the Company or a Subsidiary Corporation because of Awardee’s involuntary termination or voluntary termination of services (other than as a result of Retirement or Disability, as defined herein, or death) before the last day of the Performance Period, then this Award shall expire and be forfeited for no consideration on the date of the Awardee’s cessation of employment.

(b) Retirement, Disability, or Death. If the Awardee has a “separation from service” from the Company or a Subsidiary Corporation, as defined in Section 409A of the Code and the applicable guidance thereunder (“Section 409A”), due to Awardee’s Retirement or Disability, or if the Awardee dies, before the last day of the Performance Period, then a portion of the Award shall be considered vested in accordance with the following schedule:

Date of Separation from Service/Death	Vesting Percentage
On or after _<Date>_	33%
On or after _<Date>_	66%
On or after _<Date>_	100%
The vested Performance Units will be converted to cash and distributed to the Awardee in a single payment within sixty days following the Awardee’s “separation from service” due to Retirement or Disability or the Awardee’s death.
Notwithstanding the foregoing, if the Awardee is a “specified employee,” as described in Section 409A and as determined by the Company, the distribution described above on account of the Awardee’s “separation from service” due to Retirement or Disability will be made on the first business day of the seventh month following the date of the Awardee’s “separation from service” under Section 409A.
The following defined terms are used herein:
Retirement. Awardee voluntarily retires at age 55 or older with 10 or more years of service with the Company or a Subsidiary Corporation.

Disability. Awardee has a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months and that makes the Awardee unable to engage in any substantial gainful activity.
Any portion of the Award which is not vested in accordance with the foregoing shall be forfeited as of the date of the Awardee’s separation from service.
6.	TAXES AND WITHHOLDING. Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes arising from the receipt of Performance Units is the sole responsibility of the Awardee. If the Company determines that it is required to withhold taxes on account of any present or future tax required as a result of distribution of Performance Units, the Awardee shall pay the amount of such tax by electing a method of tax withholding offered by the Company at its sole discretion, in advance of and as a condition to the delivery of the Performance Units.

7.	NONTRANSFERABILITY OF AWARD. This Award is not transferable otherwise than by will or the laws of descent and distribution. This Award shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Award otherwise than by will or the laws of descent and distribution or to assign, pledge, hypothecate or otherwise dispose of this Award, or upon the levy of any execution, attachment or similar process upon this Award, this Award shall immediately terminate and become null and void.

8.	CHANGE IN CONTROL. In the event of a Change in Control (as defined in the Plan, and provided that the Change in Control is also a “change in control event,” as described in Section 409A), or in the event of a Change in Control of Qdoba Restaurant Corporation, a wholly owned subsidiary of Jack in the Box Inc. (“Subsidiary”) (as defined in Appendix II to this Award, and provided that the Change in Control is also a “change in control event,” as described in Section 409A) the Award held by an Awardee whose Service has not terminated prior to such date (unless the Awardee’s Service terminated by reason of the Awardee’s death or Disability) shall become fully vested, nonforfeitable, and payable effective as of the date of the Change in Control. For this purpose, the final value of the Award shall be determined by the greater of (a) the extent to which the applicable Performance Goals have been attained during the Performance Period prior to the date of the Change in Control or (b) the pre-established 100% level with respect to each Performance Target comprising the applicable Performance Goals (to the extent applicable to the Award). Any acceleration of an Award, as described in this Section 8, shall be conditioned upon the consummation of the Change in Control. Upon the Awardee’s Termination of Employment as provided in the “Compensation and Benefits Assurance Agreement Qdoba Restaurant Corporation” the Awardee will receive a lump-sum cash amount equal to 25% of the Awardee’s total deferrals under the Company’s non-qualified deferred compensation plan (the “EDCP”) and any potential gain earned thereon, deemed invested in the Q-Value Fund under the EDCP as of the effective date of the Change in Control. Such lump sum cash amount will be paid to the Awardee within 60 days after the effective date of the Change in Control.

9.	NOTICES. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail, return receipt requested, or when delivered personally as follows:

(a) If to the Company, at its principal executive offices at the time of the giving of such notice, or at such other place as the Company shall have designated by notice as herein provided to each of the Awardees;

(b) If to Awardee, at the address as it appears below Awardee’s signature to this Agreement, or at such other place as Awardee shall have designated by notice as herein provided to the Company; and

(c) If to any other holder, at such holder’s last address appearing in the Company’s records.
It shall be the responsibility of the Awardee to notify the Company of any changes in address.
10. PLAN CONTROLS. The Award and all terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan as may be amended from time to time, (but no amendment shall adversely affect the Awardee’s rights under this Award) and any rules and regulations promulgated by the Committee, which shall be controlling. All constructions, interpretations, rule determinations or other actions taken by the Committee shall be final, binding and conclusive on all interested parties, including the Company and its subsidiaries and all former, present and future employees of the Company or its subsidiaries. Capitalized terms that are not defined herein have the definition given to them in the Plan.
11. RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in this Agreement shall confer upon the Awardee any right to continue in the employment of the Company or any of its subsidiaries or interfere in any way with any right of the Company to terminate the Awardee’s employment at any time.
12. LAWS APPLICABLE TO CONSTRUCTION. This Agreement shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law.
13. MISCELLANEOUS.
(a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by Awardee and the Company. Anything in this Agreement to the contrary notwithstanding, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, Awardee shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Awardees hereunder) in respect of the Award granted to the Awardee.
(b) No waiver of any breach or default hereunder shall be considered valid unless in writing and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, Awardee shall be valid and binding upon any and all persons or entities (other than the Company) who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Awardees hereunder) in respect of the Award originally granted to Awardee.
(c) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Awardee and his heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting Awardee the right to transfer any of his Award except in accordance with this Agreement.
(d) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(e) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
(f) Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
(g) This Agreement is intended to comply with Section 409A and shall be administered, interpreted and construed in a manner consistent with Section 409A. Should any provision of this Agreement be found not to comply with the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring Awardee’s consent (notwithstanding the provisions of Section 12 above), in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Awardee provided pursuant to the Agreement.
(h) Whenever the pronouns “he” or “his” are used herein they shall also be deemed to mean “she” or “hers” or “it” or “its” whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.
(i) This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.
     IN WITNESS WHEREOF, the Company has caused this Award to be granted on its behalf by its CEO. President or one of its Vice Presidents and Awardee has hereunto set his hand on the day and year first above written.

Jack in the Box Inc.		Awardee

By:
	Name	Signature

Street Address

City and State

Employee ID#

APPENDIX II
PERFORMANCE UNIT AWARD AGREEMENT
Definition of “Change in Control of Qdoba Restaurant Corporation.” “Change in Control of Qdoba Restaurant Corporation” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:
(a)	Any Person (other than those Persons in control of Jack in the Box Inc. (“JBX”) as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of JBX, or a corporation owned directly or indirectly by the stockholders of JBX in substantially the same proportions as their ownership of stock of JBX becomes the Beneficial Owner, directly or indirectly, of securities of Qdoba Restaurant Corporation (“Odoba”) representing fifty percent (50%) or more of (i) the then outstanding shares of the securities of Qdoba, or (ii) the combined voting power of the then outstanding securities of Qdoba entitled to vote generally in the election of directors (“JBX Voting Stock”); or
(b)	The Board of Directors of the JBX approve: (i) a plan of complete liquidation of Qdoba; or (ii) an agreement for the sale or disposition of all or substantially all of Qdoba’s assets; or (iii) a merger, consolidation, or reorganization of Qdoba with or involving any other corporation, if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held Qdoba’s Voting Stock.

However, in no event shall a “Change in Control of Qdoba Restaurant Corporation” be deemed to have occurred, with respect to the Awardee, if the Awardee is part of a purchasing group which consummates the Change in Control of Qdoba Restaurant Corporation transaction. The Awardee shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Awardee is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control of Qdoba Restaurant Corporation by a majority of the non-employee directors of JBX).